Exhibit 99.1

Kimco Realty Announces Second Quarter 2020 Results

– Rent Collections Accelerate with Tenant Reopenings –

– Partial Monetization of Albertsons Investment Drives Net Income to Record Level –

– Financial Capacity in Excess of $2 Billion –

JERICHO, N.Y.--(BUSINESS WIRE)--August 7, 2020--Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today reported results for the second quarter ended June 30, 2020. For the three months ended June 30, 2020 and 2019, Kimco’s net income available to the company’s common shareholders was $1.71 per diluted share and $0.20 per diluted share, respectively.

Second Quarter Highlights:

  Reported pro-rata portfolio occupancy of 95.6% with anchor occupancy at 98.2%.
  Signed 52 new leases generating pro-rata cash rental rate leasing spreads of 22.9%.
  Executed 180 lease renewals & options at an average rental rate increase of 10.7%.
  Collected approximately 70% of rents for the second quarter, including 76% for the month of June.
  Recognized $715.5 million in gains from the company’s investment in Albertsons Companies Inc. (NYSE: ACI).
  Ended the quarter with a liquidity position of over $2.2 billion in immediate availability.

Subsequent Highlights:

  Collected 82% of July 2020 rent.
  Expanded debt maturity profile with the issuance of a $500 million, 10-year green bond at 2.700%. Proceeds were used to pay off a $325 million unsecured term loan facility and redeem $200 million of bonds maturing in 2021.
  Enhanced ESG disclosure with 2019 Corporate Responsibility Report that aligns with guidelines established by the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-related Financial Disclosures (TCFD).

“Our results reflect the resiliency of our portfolio, our balance sheet and our people,” stated Conor Flynn, Kimco’s Chief Executive Officer. All of our centers are open and operating, serving their local communities with essential goods and services in a safe, inviting environment. Quality is more important than ever, and our repositioned portfolio continues to hold up in the face of the pandemic. We thank all the front-line workers as they combat the challenges of COVID-19. And we remain committed to our tenants, shoppers and associates in these unprecedented times.”

Financial Results:

Net income available to the company’s common shareholders for the second quarter of 2020 was $741.5 million, or $1.71 per diluted share, compared to $86.5 million, or $0.20 per diluted share, for the second quarter of 2019. The increase was due primarily to $190.8 million of gains related to the partial monetization of Kimco’s investment in ACI from the sale of stock during the second quarter, as well as a $524.7 mark-to-market adjustment on the remaining 39.8 million common shares of ACI still held by the company. Additionally, during the second quarter of 2020, the company recognized a $51.7 million charge for potentially uncollectible accounts receivable due to the negative economic impact caused by the COVID-19 pandemic. This charge consisted of a $40.1 million adjustment against accounts receivable (including $5.1 million as the pro-rata share from joint ventures) and an $11.6 million adjustment against straight line rent receivables (including $1.8 million as the pro-rata share from joint ventures).

NAREIT Funds From Operations (FFO)* was $103.5 million, or $0.24 per diluted share, for the second quarter 2020 compared to $151.2 million, or $0.36 per diluted share, for the second quarter 2019. NAREIT FFO excludes the impact from the $715.5 million of gains recognized from Kimco’s investment in ACI and includes the $51.7 million pro-rata charge to the allowance for doubtful accounts during the second quarter of 2020.

Operating Results:

  Pro-rata portfolio occupancy ended the quarter at 95.6%.
  Pro-rata anchor occupancy ended the quarter at 98.2%, flat on a year-over-year basis. On a sequential basis it was down 40 basis points primarily due to the vacates of four 24 Hour Fitness locations, one Lucky’s Market, two Pier 1 leases and the closing of three A.C. Moore stores during the second quarter of 2020.
  Small shop occupancy ended the quarter at 88.0%, representing a 250-basis-point decline year-over-year and an 80-basis-point sequential decrease.
  Pro-rata rental-rate spreads on comparable spaces during the second quarter of 2020 increased 12.0%, with rental rates for new leases up 22.9% and renewals/options up 10.7%.
  Same-property Net Operating Income (NOI)* decreased 13.6% for the second quarter of 2020 over the comparable period in 2019 due primarily to a charge for potentially uncollectible accounts receivable.

Capital Markets:

  Obtained a $590 million unsecured term loan priced at LIBOR plus 140 basis points in April, scheduled to mature April 2021, extendable at Kimco’s option for one year. During the quarter, the company repaid $265 million of the term loan mainly through the proceeds realized from the monetization of the company’s ownership stake in Albertsons. The outstanding balance of the term loan at the end of the second quarter was $325 million.
  Ended the second quarter with over $2.2 billion of immediate liquidity, including full availability under the company’s $2.0 billion unsecured revolving credit facility, and a consolidated weighted-average debt maturity profile of 10.6 years, which remains one of the longest in the industry. In addition, Kimco maintains $628.2 million of ACI common stock, subject to certain lock-up provisions, and has approximately 320 unencumbered properties in its portfolio.
  Subsequent to quarter end, Kimco issued a $500 million, 10-year green bond at a 2.700% coupon. Prior to investments in eligible green projects, proceeds were used primarily to pay off the remaining $325 million unsecured term loan and redeem $200 million of 3.20% Senior Notes due 2021.

*A reconciliation of net income available to the company’s common shareholders to NAREIT FFO and same-property NOI is provided in the tables accompanying this press release.

COVID-19 Update:

  At the end of July, all of Kimco’s shopping centers remain open and operational with approximately 94% of tenants, based on annualized base rent (ABR), currently open, including those that are operating on a limited basis.
  Kimco has collected approximately 70% and 82% of the total pro-rata base rents billed for the second quarter of 2020 and for the month of July, respectively.
  The company granted rent deferrals approximating 18% of pro-rata minimum base rent for the second quarter of 2020. The company continues to negotiate with tenants the payment of rents not yet collected or deferred.

Dividend Declarations:

  Quarterly dividend declared for each of the company’s Class L and Class M series of cumulative redeemable preferred shares by Kimco’s board of directors. All dividends on the preferred shares will be paid on October 15, 2020 to shareholders of record on October 1, 2020.
  Kimco paid a second quarter dividend of $0.28 per common share in April of 2020. In May, the company’s Board of Directors temporarily suspended the dividend on common shares due to the economic uncertainties related to COVID-19. Kimco’s Board of Directors will continue to monitor the company’s financial performance and economic outlook on a monthly-basis and intends to reinstate the common dividend at some point during 2020 to maintain compliance with its REIT taxable income distribution.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Friday, August 7, 2020, at 8:30 a.m. Eastern Daylight Time (EDT). The call will include a review of the company’s second quarter results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 1326586).

A replay will be available through November 7, 2020, by dialing 1-877-344-7529 (Passcode: 10144270). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of June 30, 2020, the company owned interests in 400 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/KimcoRealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets (in thousands, except share information) (unaudited)

	June 30, 2020	December 31, 2019
Assets:
Real estate, net of accumulated depreciation and amortization of $2,606,653 and $2,500,053, respectively	$9,397,045	$9,209,053
Real estate under development	5,672	220,170
Investments in and advances to real estate joint ventures	585,363	578,118
Other real estate investments	176,037	194,400
Cash and cash equivalents	201,687	123,947
Marketable securities	633,551	9,353
Accounts and notes receivable, net	250,150	218,689
Operating lease right-of-use assets, net	96,437	99,125
Other assets	214,028	345,012
Total assets	$11,559,970	$10,997,867

Liabilities:
Notes payable, net	$4,961,972	$4,831,759
Mortgages and construction loan payable, net	388,406	484,008
Dividends payable	5,366	126,274
Operating lease liabilities	90,364	92,711
Other liabilities	477,545	516,265
Total liabilities	5,923,653	6,051,017
Redeemable noncontrolling interests	17,943	17,943

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 7,054,000 shares; Issued and outstanding (in series) 19,580 shares; Aggregate liquidation preference $489,500	20	20

Common stock, $.01 par value, authorized 750,000,000 shares; issued and outstanding 432,503,634 and 431,814,951 shares, respectively	4,325	4,318
Paid-in capital	5,752,658	5,765,233
Cumulative distributions in excess of net income	(200,492)	(904,679)
Total stockholders' equity	5,556,511	4,864,892
Noncontrolling interests	61,863	64,015
Total equity	5,618,374	4,928,907
Total liabilities and equity	$11,559,970	$10,997,867

Condensed Consolidated Statements of Income (in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Revenues from rental properties, net	$235,961	$280,710	$521,965	$571,344
Management and other fee income	2,955	4,163	6,695	8,539
Total revenues	238,916	284,873	528,660	579,883
Operating expenses
Rent	(2,827)	(2,924)	(5,662)	(5,616)
Real estate taxes	(38,678)	(37,005)	(78,330)	(76,352)
Operating and maintenance	(38,940)	(43,217)	(81,348)	(84,113)
General and administrative	(22,504)	(22,633)	(43,521)	(48,464)
Impairment charges	(138)	(17,451)	(3,112)	(21,626)
Depreciation and amortization	(73,559)	(69,005)	(142,956)	(140,566)
Total operating expenses	(176,646)	(192,235)	(354,929)	(376,737)

Gain on sale of properties	1,850	14,762	5,697	38,357
Operating income	64,120	107,400	179,428	241,503

Other income/(expense)
Other income, net	49	1,867	1,293	2,986
Gain on marketable securities, net	526,243	71	521,577	1,574
Gain on sale of cost method investment	190,832	-	190,832	-
Interest expense	(48,015)	(44,097)	(94,075)	(88,492)
Income before income taxes, net, equity in income of joint ventures,
net, and equity in income from other real estate investments, net	733,229	65,241	799,055	157,571

(Provision)/benefit for income taxes, net	(51)	344	(94)	(286)
Equity in income of joint ventures, net	10,158	22,533	23,806	41,287
Equity in income of other real estate investments, net	4,782	13,269	15,740	19,493

Net income	748,118	101,387	838,507	218,065
Net income attributable to noncontrolling interests	(225)	(360)	(514)	(869)
Net income attributable to the Company	747,893	101,027	837,993	217,196
Preferred dividends	(6,354)	(14,534)	(12,708)	(29,068)
Net income available to the Company's common shareholders	$741,539	$86,493	$825,285	$188,128

Per common share:
Net income available to the Company: (2)
Basic	$1.71	$0.20	$1.91	$0.45
Diluted (1)	$1.71	$0.20	$1.90	$0.44
Weighted average shares:
Basic	429,967	419,697	429,851	419,581
Diluted	431,170	420,646	431,527	420,798

(1)Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included. Adjusted for distributions on convertible units of $33 and $0 for the three months ended June 30, 2020 and 2019, respectively. Adjusted for distributions on convertible units of $81 and $20 for the six months ended June 30, 2020 and 2019, respectively.

(2)Adjusted for earnings attributable from participating securities of ($5,253) and ($660) for the three months ended June 30, 2020 and 2019, respectively. Adjusted for earnings attributable from participating securities of ($5,687) and ($1,285) for the six months ended June 30, 2020 and 2019, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to FFO Available to the Company's Common Shareholders (in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income available to the Company's common shareholders	$741,539	$86,493	$825,285	$188,128
Gain on sale of properties	(1,850)	(14,762)	(5,697)	(38,357)
Gain on sale of joint venture properties	-	(8,496)	(18)	(13,186)
Depreciation and amortization - real estate related	72,296	68,723	141,003	139,983
Depr. and amort. - real estate jvs	10,178	10,115	20,742	20,276
Impairment charges (including real estate jvs)	138	18,247	3,579	24,655
Gain on sale of cost method investment	(190,832)	-	(190,832)	-
Profit participation from other real estate investments, net	(1,186)	(8,754)	(7,469)	(9,784)
Gain on marketable securities, net	(526,243)	(71)	(521,577)	(1,574)
Provision for income taxes (1)	-	-	1	-
Noncontrolling interests (1)	(559)	(333)	(1,063)	(581)
Funds available to the Company's common shareholders	$103,481	$151,162	$263,954	$309,560

Weighted average shares outstanding for FFO calculations:
Basic	429,967	419,697	429,851	419,581
Units	663	835	638	825
Dilutive effect of equity awards	970	949	1,469	1,166
Diluted (2)	431,599	421,481	431,959	421,572

FFO per common share - basic	$0.24	$0.36	$0.61	$0.74
FFO per common share - diluted (2)	$0.24	$0.36	$0.61	$0.74

(1)Related to gains, impairments and depreciation on properties, where applicable.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $0 and $228 for the three months ended June 30, 2020 and 2019, respectively. Funds from operations would be increased by $160 and $446 for the six months ended June 30, 2020 and 2019, respectively.

Reconciliation of Net Income Available to the Company's Common Shareholders to Same Property NOI (in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income available to the Company's common shareholders	$741,539	$86,493	$825,285	$188,128
Adjustments:
Management and other fee income	(2,955)	(4,163)	(6,695)	(8,539)
General and administrative	22,504	22,633	43,521	48,464
Impairment charges	138	17,451	3,112	21,626
Depreciation and amortization	73,559	69,005	142,956	140,566
Gain on sale of properties	(1,850)	(14,762)	(5,697)	(38,357)
Interest and other expense, net	47,966	42,230	92,782	85,506
Gain on marketable securities, net	(526,243)	(71)	(521,577)	(1,574)
Gain on sale of cost method investment	(190,832)	-	(190,832)	-
Provision/(benefit) for income taxes, net	51	(344)	94	286
Equity in income of other real estate investments, net	(4,782)	(13,269)	(15,740)	(19,493)
Net income attributable to noncontrolling interests	225	360	514	869
Preferred dividends	6,354	14,534	12,708	29,068
Non same property net operating income	(161)	(19,169)	(18,643)	(47,994)
Non-operational expense from joint ventures, net	16,764	10,125	35,777	24,918
Same Property NOI	$182,277	$211,053	$397,565	$423,474

Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

Contacts

David F. Bujnicki
Senior Vice President, Investor Relations and Strategy
Kimco Realty Corporation
1-866-831-4297
dbujnicki@kimcorealty.com